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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12 (B) OR 12 (G) OF THE
SECURITIES EXCHANGE ACT OF 1934

GENUS, INC.
(Exact name of registrant as specified in its charter)

California	94-2790804
(State of incorporation or organization)	(IRS Employer Identification No.)

1139 Karlstad Drive, Sunnyvale, California	94089
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12 (b) of the Act:
Title of each class to be so registered	Name and exchange on which each class is to be registered
None.

        If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.    [    ]

        If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.    [X]

        Securities Act registration statement file number to which this form relates (if applicable): Not applicable.

        Securities to be registered pursuant to Section 12(g) of the Act:

PREFERRED SHARE PURCHASE RIGHTS
(Title of Class)

AMENDMENT NO. 1 TO FORM 8-A

        We hereby amend the following items, exhibits or other portions of our Form 8-A filed on October 3, 2000 related to our Preferred Share Purchase Rights, as set forth below.

Item 1. Description of Company's Securities to be Registered

        Item 1 of our Form 8-A filed on October 3, 2000 related to our Preferred Share Purchase Rights is hereby amended by adding the following text:

        On July 6, 2004, Genus, Inc. (the "Company") and Mellon Investor Services LLC (as successor to ChaseMellon Shareholder Services L.L.C.) (the "Rights Agent") executed an amendment (the "Amendment") to the Preferred Stock Rights Agreement dated as of September 26, 2000, between the Company and the Rights Agent (the "Rights Agreement"). Section 27 of the Rights Agreement provides that the Company may from time to time supplement or amend the Rights Agreement.

        On July 1, 2004, the Company entered into an Agreement and Plan of Merger by and between the Company and Aixtron Aktiengesellschaft, a stock corporation organized under the laws of the Federal Republic of Germany and registered with the Commercial Register under HRB 7002 ("Aixtron") (the "Agreement"), pursuant to which a California corporation will be merged with and into the Company (the "Merger"), on the terms and subject to the conditions of the Agreement. In connection with the Agreement and the transactions contemplated thereby, the Amendment provides that (i) none of Aixtron, the bank or trust company or other independent financial institution appointed by Aixtron to act as exchange agent in connection with the Merger or the bank or trust company or other independent financial institution appointed by Aixtron to act as contribution agent in connection with the Merger or any of their respective subsidiaries shall be an Acquiring Person (as defined in the Rights Agreement) under the Rights Agreement by virtue of (A) the approval, execution and delivery of the Agreement, (B) the conversion of Common Shares into the right to receive the consideration to be paid pursuant to the Agreement, (C) the announcement of the Merger or any of the other transactions contemplated by the Agreement, or (D) the consummation of the Merger or any of the other transactions contemplated by the Agreement, (ii) no "Distribution Date," "Shares Acquisition Date" or "Triggering Event" (each as described in the Rights Agreement) shall occur by reason of the Agreement, (iii) the Rights (as defined in the Rights Agreement) shall expire immediately prior to the consummation of the Merger and (iv) the Rights Agent is not subject to, required to comply with, or required to determine if any person has complied with the Agreement and is not required to comply with any notice, instruction, direction, request or other communication, paper or document not expressly set forth in the Agreement.

        The Rights Agreement, including the form of the Rights Certificate, is filed as Exhibit 4.1 hereto and incorporated herein by reference. The Amendment is filed as Exhibit 4.2 hereto and incorporated herein by reference. The foregoing description of the Rights Agreement and the Amendment does not purport to be complete and is qualified in its entirety by reference to such exhibits.

Item 2. Exhibits

4.1	Preferred Stock Rights Agreement, dated as of September 26, 2000, between Genus, Inc. and ChaseMellon Shareholder Services L.L.C. (incorporated by reference to the exhibit filed with the Registrant's Registration Statement on Form 8-A filed October 3, 2000).
4.2	Amendment No. 1 to the Preferred Stock Rights Agreement, dated as of July 6, 2004, between Genus, Inc. and Mellon Investor Services LLC (as successor to ChaseMellon Shareholder Services L.L.C.).

SIGNATURE

        Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this Amendment to Registration Statement (No. 000-17139) to be signed on its behalf by the undersigned, thereunto duly authorized.

By:	/s/ SHUM MUKHERJEE
Name:	Shum Mukherjee
Title:	Chief Financial Officer

Dated: July 14, 2004

EXHIBIT INDEX

4.1	Preferred Stock Rights Agreement, dated as of September 26, 2000, between Genus, Inc. and ChaseMellon Shareholder Services L.L.C. (1)
4.2	Amendment No. 1 to the Preferred Stock Rights Agreement, dated as of July 6, 2004, between Genus, Inc. and Mellon Investor Services LLC (as successor to ChaseMellon Shareholder Services L.L.C.).

(1)
Incorporated by reference to the exhibit filed with the Registrant's Registration Statement on Form 8-A filed October 3, 2000.

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AMENDMENT NO. 1 TO FORM 8-A
  Item 1. Description of Company's Securities to be Registered
  Item 2. Exhibits
SIGNATURE
EXHIBIT INDEX